As filed with the Securities and Exchange Commission on September 24, 2002
Registration No. 333-99051

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WELLCHOICE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6324	71-0901607
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11 West 42nd Street
New York, New York 10036
(212) 476-1000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Michael A. Stocker, M.D.
Chief Executive Officer
WellChoice, Inc.
11 West 42nd Street
New York, New York 10036
(212) 476-1000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ira M. Millstein, Esq.	Linda V. Tiano, Esq.	Serge Benchetrit, Esq.
Matthew Bloch, Esq.	Seth I. Truwit, Esq.	Willkie Farr & Gallagher
Weil, Gotshal & Manges LLP	WellChoice, Inc.	787 Seventh Avenue
767 Fifth Avenue	11 West 42nd Street	New York, New York 10019
New York, New York 10153	New York, New York 10036	(212) 728-8000
(212) 310-8000	(212) 476-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered under this Registration Statement, other than underwriting discount. All amounts, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filling fee and the New York Stock Exchange filing fee, are estimated. All amounts will be paid by the selling stockholders identified in the prospectus and not by the registrant:

Securities and Exchange Commission Registration Fee		$36,800
National Association of Securities Dealers, Inc. Filing Fee		$30,500
New York Stock Exchange Filing Fee	$	*
Transfer Agent Fee	$	*
Blue Sky Fee	$	*
Printing and Engraving	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Miscellaneous	$	*

Total	$

*	To be filed by amendment

Item 14.    Indemnification of Directors and Officers

The Delaware General Corporation Law (the “DGCL”) provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for damages for breach of any duty owed to us or our stockholders except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Under our certificate of incorporation, a director will not be deemed to breach any fiduciary duty or other obligation owed to our stockholders or any other person by reason of:

•
failing to vote for (or voting against) any proposal or course of action that, in the director’s judgment, would breach any requirement imposed on us or any of our subsidiaries or affiliates by Blue Cross Blue Shield Association or its successors, or could lead to termination of any license granted to us or any of our subsidiaries or affiliates by Blue Cross Blue Shield Association; or

•
voting in favor of any proposal or course of action that, in the director’s judgment, is necessary to prevent a breach of any requirement imposed on us or any of our subsidiaries or affiliates by Blue Cross Blue Shield Association or that could prevent termination of any license granted to us or any subsidiary or affiliate by Blue Cross Blue Shield Association.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, as our officer, director or employee, regardless of whether the DGCL would permit indemnification.

Item 15.    Recent Sales of Unregistered Securities

Described below are unregistered securities sold by the Company during the three years preceding the filing of this Registration Statement:

None.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits.

Number		Description

1.1	*	Form of Underwriting Agreement

2.1	*	New York State Superintendent of Insurance’s Order and Decision approving Plan of Conversion

2.2	*	Transfer and Exchange Agreement among the Fund, the Foundation and WellChoice, Inc.

2.3		Form of Transfer Agreement between WellChoice, Inc., as transferee, and Empire HealthChoice, Inc., as transferor

3.1	*	Amended and Restated Certificate of Incorporation of WellChoice, Inc.

3.2	*	Amended and Restated Bylaws of WellChoice, Inc.

4.1	*	Specimen Common Stock certificate

4.2	*	Registration Rights Agreement dated , 2002, between and among WellChoice, Inc., the Fund and The Foundation

5.1	*	Opinion of Weil, Gotshal & Manges LLP

9.1	*	Voting Trust and Divestiture Agreement

10.1		Empire HealthChoice, Inc. Annual Executive Incentive Compensation Plan—2000 Plan Description

10.2		Empire HealthChoice, Inc. Annual Executive Incentive Compensation Plan—2001 Plan Description

10.3		Empire HealthChoice, Inc. Annual Executive Incentive Compensation Plan—2002 Plan Description

10.4		Empire HealthChoice, Inc. Executive Savings Plan, as Amended and Restated effective January 1, 1999

10.5		Empire HealthChoice, Inc. 1998-2000 Long-Term Incentive Compensation Plan

10.6		Empire HealthChoice, Inc. 1999-2001 Long-Term Incentive Compensation Plan

10.7		Empire HealthChoice, Inc. 2000-2002 Long-Term Incentive Compensation Plan

10.8		WellChoice, Inc. (f/k/a Empire HealthChoice, Inc.) Long-Term Incentive Compensation Plan

10.9		Letter Agreement, dated July 21, 2000, between Empire HealthChoice, Inc. and Kenneth Klepper

10.10		Form of Blue Cross License Agreement

10.11		Form of Blue Shield License Agreement

10.12	*	Master Services Agreement, dated June 1, 2002, between Empire HealthChoice, Inc. and International Business Machines Corporation

10.13		Software License and Support Agreement, dated June 1, 2002, between Empire HealthChoice, Inc. and International Business Machines Corporation

10.14		Agreement of Lease, dated January 17, 2002, between Forest City Myrtle Associates, LLC as Landlord and Empire HealthChoice, Inc. d/b/a Blue Cross Blue Shield as Tenant

21.1		Subsidiaries of the Registrant

23.1	**	Consent of Ernst & Young

23.2	*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

24.1	**	Power of Attorney (included in Part II of this registration statement)

*	To be supplied by amendment.
**	Previously filed.

(b)  Financial Statement Schedules

Schedule I       Summary of Investments—Other than Investments in Related Parties

Schedule III    Supplementary Insurance Information

Schedule V      Valuation and Qualifying Accounts

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(a)(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on this 24th day of September, 2002.

WELLCHOICE, INC.

By:	/s/ MICHAEL A. STOCKER, M.D.
NaME: MICHAEL A. STOCKER, M.D. Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL A. STOCKER, M.D. Michael A. Stocker, M.D.	Chief Executive Officer and Director	September 24, 2002

/s/ JOHN W. REMSHARD* John W. Remshard	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2002

/s/ PHILIP BRIGGS* Philip Briggs	Chairman of the Board of Directors	September 24, 2002

Hermes L. Ames, III	Director	, 2002

/S/ JOHN R. GUNN* John R. Gunn	Director	September 24, 2002

/s/ WILLIAM T. LEE* William T. Lee	Director	September 24, 2002

/S/ EDWARD J. MALLOY* Edward J. Malloy	Director	September 24, 2002

/s/ JOHN F. MCGILLICUDDY* John F. McGillicuddy	Director	September 24, 2002

/s/ ROBERT R. MCMILLAN* Robert R. McMillan	Director	September 24, 2002

/s/ ROBERT D. PAUL* Robert D. Paul	Director	September 24, 2002

/S/ VERONICA C. SANTILLI, M.D.* Veronica C. Santilli, M.D.	Director	September 24, 2002

/s/ STEPHEN S. SCHEIDT, M.D.* Stephen S. Scheidt, M.D.	Director	September 24, 2002

/s/ FREDERICK O. TERRELL* Frederick O. Terrell	Director	September 24, 2002

Signature	Title	Date

/s/ FAYE WATTLETON* Faye Wattleton	Director	September 24, 2002

/S/ JOHN E. ZUCCOTTI* John E. Zuccotti	Director	September 24, 2002

*By:	/S/ MICHAEL A. STOCKER, M.D.
Michael A. Stocker, M.D. Attorney-in-Fact